EXHIBIT 99.1

Polo Ralph Lauren Reports Second Quarter Fiscal 2008 Results

•	Second Quarter FY 2008 Net Revenues Increased 11% to $1.30 billion
•	Second Quarter Diluted EPS was $1.09
•	The Company Updates Fiscal 2008 Guidance

New York (November 7, 2007) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $115 million, or $1.09 per diluted share, for the second quarter of Fiscal 2008, compared to net income of $137 million, or $1.28 per diluted share, for the second quarter of Fiscal 2007. The reported results include the net dilutive impact associated with the recent acquisitions, including non-cash amortization of $20 million, and the adoption of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”).

Net income for the first six months of Fiscal 2008 declined 6% to $204 million, compared to $217 million in the comparable period last fiscal year. Net income per diluted share decreased 5% to $1.92 per share from $2.02 per share in the first six months last year. These results also reflect the net dilutive impact related to the recent acquisitions, including non-cash amortization of $29 million, and the adoption of FIN 48.

“The global desirability of the Ralph Lauren brand continues to expand at a strong rate across all product categories,” said Ralph Lauren, Chairman and Chief Executive Officer. “At the same time, we have an exciting portfolio of new and emerging businesses and product categories that are being developed to support our longer-term growth prospects. We are investing in this high level of innovation with the goal of leveraging our expertise on a worldwide basis, something we are able to do today unlike ever before,” Mr. Lauren added.

“We are pleased we were able to meet our expectations for the first half of Fiscal 2008, even as we are making significant investments in longer-term initiatives,” said Roger Farah, President and Chief Operating Officer. “As we assess our outlook for the second half of the year, it is with a more conservative view of discretionary spending among U.S. consumers. Nevertheless, our commitment to enhancing our global brand positioning and shareholder value remains unwavering as we continue to stay the course and execute on three main strategies: expanding our direct to consumer business, growing our international business, and developing new merchandise categories with discrete channels of distribution.”

Second Quarter and First Half Fiscal 2008 Income Statement Review

Net Revenues. Net revenues for the second quarter increased 11% to $1.30 billion, compared to $1.17 billion for the comparable period last year. Excluding the impact of non-comp acquisitions (Impact 21 and New Campaign, Inc.), second quarter net revenues increased 7%.

First half net revenues grew 12% to $2.37 billion from $2.12 billion in the comparable period of Fiscal 2007. Excluding the effect of recent acquisitions, net revenues for the first six months of the fiscal year increased by 7%.

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Wholesale Sales. Wholesale sales increased 17% to $772 million, compared to $660 million in the second quarter last year. Excluding the effect of the newly acquired Impact 21 (a former Japanese sub-licensee) and New Campaign, Inc. (the Company’s former small leathergoods licensee in the U.S.), wholesale sales were up 7%. The underlying increase in wholesale sales is primarily attributable to growth in Europe, menswear products worldwide and Chaps.

For the first six months of the fiscal year, wholesale sales increased 17% to $1.35 billion from $1.15 billion in the first half of Fiscal 2007. Excluding the effect of recent acquisitions, wholesale sales were up 7%, primarily driven by Europe, menswear and Chaps.

Retail sales in the first half were up 8% to $924 million compared to $857 million in the first half last fiscal year, reflecting strong comparable store sales. Total comparable store sales for the first half of Fiscal 2008 were up 6.3%, comprised of a 7.5% increase at Ralph Lauren stores, 5.7% at factory stores and 6.8% at Club Monaco. RalphLauren.com sales grew 24% over the comparable six month period last year.

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Licensing. Licensing royalties decreased 14% to $53 million compared to $62 million last year. Excluding the effect of recent acquisitions, licensing revenue increased 2%, primarily due to higher eyewear and fragrance sales.

Licensing royalties in the first half were down 12% to $100 million compared to $113 million in the comparable period last year. Excluding the impact of recent acquisitions, licensing revenues grew 6% in the first half of Fiscal 2008.

Gross Profit. Gross profit for the second quarter increased 10% to $695 million, compared to $633 million in the second quarter of Fiscal 2007. On a reported basis, the gross profit rate declined 70 basis points to 53.5%, compared to 54.2% during the same period last year, due to the effect of recent acquisitions (Japan businesses, Ralph Lauren Media and small leathergoods). Excluding the effect of recent acquisitions, the gross profit rate was 40 basis points higher than last year.

Gross profit for the first half of Fiscal 2008 increased 11% to $1.29 billion compared to $1.16 billion in the comparable period last year. First half gross profit margin of 54.3% was 60 basis points below the prior year, primarily due to the effect of recent acquisitions. Excluding the effect of recent acquisitions, first half gross profit as a percentage of net revenues increased 50 basis points, primarily due to higher European sales.

Operating Expenses. Operating expenses increased 20% in the second quarter to $503 million, compared to $418 million in the second quarter of Fiscal 2007. On a reported basis, expenses as a percent of revenues were 38.7%, 290 basis points higher than last year, as a result of the non-cash effect of purchase accounting, operating expenses at newly acquired businesses, higher stock-based compensation costs and startup expenses related to new products expected to launch in the fourth quarter of Fiscal 2008.

Operating expenses in the first half of Fiscal 2008 increased 16% to $949 million from $816 million in the year-earlier period. On a reported basis, the operating expense margin was 40.0%, 150 basis points higher than the first half of Fiscal 2007, as a result of recent acquisitions, higher stock-based compensation costs, and startup expenses related to new products expected to launch in the fourth quarter of Fiscal 2008.

Operating Income. Operating income for the second quarter declined 10% to $193 million, compared to $215 million for the second quarter last year. Approximately $20 million of the decline in operating income reflects higher non-cash amortization of intangible assets and inventory related to purchase accounting for the recent acquisitions. On a reported basis, the operating margin was 14.8%, compared to 18.4% in the second quarter last year, representing a 360 basis point decrease primarily due to the effect of purchase accounting related to the acquisitions.

For the first half of Fiscal 2008, operating income declined 3% to $338 million compared to $348 million in the first half of Fiscal 2007. Higher non-cash amortization of intangible assets and inventory related to purchase accounting for the recent acquisitions reduced reported operating income by $29 million for the first six months of Fiscal 2008. Operating margin decreased 210 basis points to 14.3% for the first half of Fiscal 2008 from 16.4% last year, primarily due to the effect of purchase accounting relating to the recent acquisitions, an increase in SG&A expenses due to business expansion and higher stock-based compensation costs.

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Wholesale Operating Income. Wholesale operating income increased 12% in the second quarter to $176 million, compared to $157 million last year. The wholesale operating margin was 22.8% in the second quarter, 100 basis points below last year, primarily as a result of incremental Selling, General and Administrative (“SG&A”) expenses to support new product lines and the non-cash effect of purchase accounting relating to the acquisitions that more than offset higher sales. Excluding the full impact of recent acquisitions, the wholesale operating margin would have expanded 60 basis points to 24.4%.

Wholesale operating income increased 14% in the first half to $283 million compared to $248 million in the first half last year. Wholesale operating margin for the first half of Fiscal 2008 was 21.1%, 40 basis points below the 21.5% reported for the first half last year. Excluding the full impact of recent acquisitions, wholesale operating income would have grown 10% to $273 million and the wholesale operating margin would have expanded 80 basis points to 22.3%.

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Retail Operating Income. Retail operating income was $52 million compared to $67 million in the second quarter last year, and retail operating margin was 11.1% in the second quarter compared to 15.0% in the prior year period. The declines in retail operating income and margin rate reflect the non-cash effect of purchase accounting associated with the acquisition of the minority interest in Ralph Lauren Media and startup costs associated with RalphLauren.com’s new fulfillment center; increased occupancy costs associated with future store openings; as well as lower product gross margins during the quarter compared to last year. Excluding the impact of recent acquisitions, the retail operating margin declined 290 basis points to 12.1%.

Retail operating income declined 12% in the first half to $116 million compared to $131 million in the year-earlier period, and the retail operating margin was 12.5%, 280 basis points below the 15.3% achieved in the first half of Fiscal 2007. The year-over-year declines primarily reflect the non-cash effect of purchase accounting associated with Ralph Lauren Media as well as occupancy costs associated with future store openings. Excluding the impact of the Ralph Lauren Media acquisition, retail operating income declined 5% and the retail operating margin was down 170 basis points in the first half of Fiscal 2008.

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Licensing Operating Income. Licensing operating income decreased 39% to $23 million compared to $38 million in the second quarter of last year. The decline in licensing operating income was due to the effect of acquisitions, primarily relating to the Impact 21 acquisition (which is now consolidated as part of the wholesale segment), which more than offset growth in eyewear and fragrance sales. Excluding the impact of recent acquisitions, licensing operating income was essentially flat to the year-earlier period.

First half licensing operating income declined 30% to $45 million compared to $64 million in the year-earlier period. Excluding the impact of recent acquisitions, licensing operating income increased 11% in the first half of Fiscal 2008.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2008 declined 16% to $115 million, compared to $137 million last year. Net income per diluted share decreased 15% to $1.09 per share from $1.28 last year. The decline in net income and diluted EPS results principally relates to the lower operating income as discussed above, including non-cash amortization related to purchase accounting for the recent acquisitions, and to a tax rate of 39.4%, 350 basis points higher than the prior year, largely reflecting the adoption of FIN 48.

Net income for the first six months of Fiscal 2008 declined 6% to $204 million, compared to $217 million last year. Net income per diluted share decreased 5% to $1.92 per share from $2.02 last year. The decline in net income and diluted EPS results principally relates to the lower operating income as discussed above, including non-cash amortization related to purchase accounting for the recent acquisitions, and to a tax rate of 39.3%, 280 basis points higher than the prior year, largely reflecting the adoption of FIN 48.

Second Quarter Fiscal 2008 Balance Sheet Review

The second quarter ended with $473 million in cash, or $130 million in net debt, compared to $564 million in cash and $165 million of net cash at the end of Fiscal 2007. The decline in the cash balance was principally due to the acquisition of the Japanese businesses that was completed at the end of May 2007 and to the repurchase of shares of class A common stock during the quarter. The second quarter ended with inventory up 8% to $636 million from $586 million in the second quarter of last year, including inventory associated with the Japanese and small leathergoods acquisitions.

During the second quarter, the Company repurchased approximately 1.9 million shares of class A common stock totaling $150 million and has approximately $298 million remaining under the share repurchase program. The Company had $48 million in capital expenditures in the second quarter, compared to $29 million in the prior year period.

Global Retail Store Network

At the end of the second quarter, the Company operated 302 stores with a total of approximately 2.3 million square feet compared to 300 stores with approximately 2.3 million square feet in the prior year. The current retail group consists of 77 Ralph Lauren stores, 65 Club Monaco stores, 151 Polo factory stores and 9 Rugby stores. In addition, at the end of the second quarter, international licensing partners operated 91 Ralph Lauren stores and 36 Club Monaco stores and dedicated shops.

Third Quarter Fiscal 2008 Outlook

Given the current macroeconomic challenges in the U.S., the Company thought is was prudent to recalibrate expectations for the back half of this fiscal year with a more cautious view on sales and margins for its domestic operations.

For the third quarter, the Company expects consolidated revenues to grow at a mid single digit percentage rate. This reflects mid-to-high single digit percentage growth in wholesale and high single digit percentage growth in retail. It also reflects a low twenties percent decline in licensing, due both to the impact of recent acquisitions and to a one-time accelerated payment to exit a licensing arrangement that was reflected in the third quarter of Fiscal 2007 licensing revenues. Operating margins are expected to decline approximately 500 basis points as a result of purchase accounting and sustained investment in new business initiatives.

Fiscal 2008 Full Year Outlook

The Company now expects revenues for Fiscal 2008 to increase by a low-teen percentage, operating margins to decline by 250 basis points and Fiscal 2008 diluted earnings per share to be in the range of $3.50-$3.60 compared to a prior expectation of $3.64 to $3.74. The full year diluted EPS guidance includes both the full impact of the recent acquisitions as well as the adoption of FIN 48, as previously discussed.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, November 7, 2007, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (785) 830-7975. To access the conference call, listeners should dial in by 8:45 a.m. EDT and request to be connected to the Polo Ralph Lauren Second Quarter Fiscal Year 2008 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com . A telephone replay of the call will be available from 11:00 A.M. Eastern, Wednesday, November 7, 2007 through 11:00 P.M. Eastern, Wednesday, November 14, 2007 by dialing (888) 203-1112 and entering passcode 5083654.

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 29, 2007	March 31, 2007
ASSETS		
Current assets:		
Cash and cash equivalents	$ 473.0	$ 563.9
Accounts receivable, net of allowances	549.3	467.5
Inventories	635.7	526.9
Deferred tax assets	57.4	44.4
Prepaid expenses and other	96.7	83.2
Total current assets	1,812.1	1,685.9
Property and equipment, net	647.0	629.8
Deferred tax assets	130.6	56.9
Goodwill	940.9	790.5
Intangibles, net	368.0	297.7
Other assets	288.9	297.2
Total assets	$ 4,187.5	$ 3,758.0
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 256.0	$ 174.7
Income tax payable	-	74.6
Accrued expenses and other	474.9	391.0
Current maturities of debt	178.2	-
Total current liabilities	909.1	640.3
Long-term debt	424.4	398.8
Non-current tax liabilities	191.1	-
Other non-current liabilities	420.1	384.0
Total liabilities	1,944.7	1,423.1
Stockholders' equity:		
Common stock	1.1	1.1
Additional paid-in-capital	960.1	872.5
Retained earnings	1,873.2	1,742.3
Treasury stock, Class A, at cost	(662.0)	(321.5)
Accumulated other comprehensive income	70.4	40.5
Total stockholders' equity	2,242.8	2,334.9
Total liabilities and stockholders' equity	$ 4,187.5	$ 3,758.0

POLO RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended	
	September 29, 2007	September 30, 2006
Wholesale Net Sales	$ 771.8	$ 659.9
Retail Net Sales	474.0	444.6
Net Sales	1,245.8	1,104.5
Licensing Revenue	53.3	62.3
Net Revenues	1,299.1	1,166.8
Cost of Goods Sold (a)	(603.9)	(534.2)
Gross Profit	695.2	632.6
Selling, General & Administrative Expenses (a)	(488.2)	(412.1)
Amortization of Intangible Assets	(14.4)	(3.8)
Restructuring Charges	-	(1.8)
Total SG&A Expenses	(502.6)	(417.7)
Operating Income	192.6	214.9
Foreign Currency Gains (Losses)	(0.9)	1.2
Interest Expense	(6.2)	(4.5)
Interest Income	5.5	4.7
Equity in Income of Equity-Method Investees	(0.6)	0.9
Minority Interest Expense	(0.1)	(3.6)
Income Before Provision for Income Taxes	190.3	213.6
Provision for Income Taxes	(75.0)	(76.6)
Net Income	$ 115.3	$ 137.0
Net Income Per Share - Basic	$ 1.12	$ 1.31
Net Income Per Share - Diluted	$ 1.09	$ 1.28
Weighted Average Shares Outstanding - Basic	102.6	104.5
Weighted Average Shares Outstanding - Diluted	105.4	107.3
Dividends declared per share	$ 0.05	$ 0.05
(a) Includes total depreciation expense of:	$ (37.1)	$ (29.8)

POLO RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Six Months Ended	
	September 29, 2007	September 30, 2006
Wholesale Net Sales	$ 1,345.8	$ 1,151.1
Retail Net Sales	924.0	856.7
Net Sales	2,269.8	2,007.8
Licensing Revenue	99.6	112.6
Net Revenues	2,369.4	2,120.4
Cost of Goods Sold (a)	(1,082.2)	(956.3)
Gross Profit	1,287.2	1,164.1
Selling, General & Administrative Expenses (a)	(926.7)	(802.4)
Amortization of Intangible Assets	(22.1)	(9.4)
Restructuring Charges	-	(4.0)
Total SG&A Expenses	(948.8)	(815.8)
Operating Income	338.4	348.3
Foreign Currency Gains (Losses)	(2.2)	0.1
Interest Expense	(12.0)	(8.9)
Interest Income	13.7	8.5
Equity in Income of Equity-Method Investees	(0.6)	1.7
Minority Interest Expense	(1.9)	(7.6)
Income Before Provision for Income Taxes	335.4	342.1
Provision for Income Taxes	(131.8)	(124.9)
Net Income	$ 203.6	$ 217.2
Net Income Per Share - Basic	$ 1.97	$ 2.07
Net Income Per Share - Diluted	$ 1.92	$ 2.02
Weighted Average Shares Outstanding - Basic	103.3	104.8
Weighted Average Shares Outstanding - Diluted	106.3	107.7
Dividends declared per share	$ 0.10	$ 0.10
(a) Includes total depreciation expense of:	$ (72.5)	$ (62.0)

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, the Company’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, RL Childrenswear, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com .

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” concerning current expectations about the Company’s future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company’s dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company’s dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company’s ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PRL Investor Relations:

James Hurley, 212-813-7862

james.hurley@poloralphlauren.com

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